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                                                                    EXHIBIT 99.0



        WASHINGTON GAS LIGHT COMPANY AND SUBSIDIARIES
        ---------------------------------------------

      Computation of Ratio of Earnings to Fixed Charges
      -------------------------------------------------

            Twelve Months Ended December 31, 1997
            -------------------------------------
                         (Unaudited)

                   (Dollars in Thousands)


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FIXED CHARGES:

  Interest Expense .........................................         $ 34,235
  Amortization of Debt Premium, Discount and Expense .......              298
  Interest Component of Rentals ............................               13
                                                                     --------
           Total Fixed Charges .............................         $ 34,546
                                                                     ========
EARNINGS:
  Net Income ...............................................         $ 82,719
      Add:
           Income Taxes Applicable to Operating Income .....           48,636
           Income Taxes Applicable to Other Income - Net ...              305
           Total Fixed Charges .............................           34,546
                                                                     --------
      Total Earnings .......................................         $166,206
                                                                     ========
      Ratio of Earnings to Fixed Charges ...................              4.8
                                                                     ========



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